EXHIBIT 10.7

Execution version

Dated 3 December 2010

AMENDMENT DEED NO. 2

in relation to a

PROJECT LOAN AGREEMENT and FACILITY DOCUMENTS

in respect of a loan facility of up to $310,000,000 relating to one semi-submersible drilling rig to OLINDA STAR LTD

Contents

Clause		Page

1	Definitions and interpretation	4

2	Facility Agent	4

3	Effective Time Notice, Placement, fees and conditions subsequent	4

4	Consents	5

5	Amendments from the date of this Deed	5

6	Amendments from the Effective Time	7

7	Miscellaneous	10

8	Law and jurisdiction	10

Schedule 1 Conditions Precedent		12

Schedule 2 Effective Time Notice		14

Schedule 3 Financial Covenants		15

Schedule 4 Form of Compliance Certificate		21

Schedule 5 Group Structure Chart		24

EXECUTION PAGE - AMENDMENT DEED NO 2		29

THIS DEED is dated 3 December 2010 and made BETWEEN:

(1)	ING BANK N.V., a banking institution incorporated under the laws of The Netherlands acting for the purposes of this Deed through its office at Bijlmerplein 888, P.O. Box 1800, 1000 BV Amsterdam, The Netherlands, as Facility Agent;

(2)	ING BANK N.V. , a banking institution incorporated under the laws of The Netherlands acting for the purposes of this Deed through its office at Bijlmerplein 888, P.O. Box 1800, 1000 BV Amsterdam, The Netherlands, in its capacity as Security Trustee for and on behalf of itself and the other Beneficiaries, as Security Trustee;

(3)	OLINDA STAR LTD., a company limited by shares incorporated under the laws of the British Virgin Islands, with company number 1049761 and its principal office at Vanterpool Plaza, Wickhams Cay 1, 2nd Floor, Road Town, Tortola, British Virgin Islands, as Borrower;

(4)	CONSTELLATION OVERSEAS LTD., a company incorporated under the laws of the British Virgin Islands, with company number 1020641 and its principal office at Vanterpool Plaza, Wickhams Cay I, 2nd Floor, Road Town, Tortola, British Virgin Islands, as Constellation;

(5)	LONDON TOWER INTERNATIONAL DRILLING C.V., a limited liability partnership formed under the laws of The Netherlands, with its registered office at WTC Amsterdam, Tower C-11, Strawinskylaan 1148, 1077XX, Amsterdam, The Netherlands and represented by New Canyon City Inc. as managing partner, as Head Charterer;

(6)	QUEIROZ GALVÃO ÓLEO E GÁS S.A., a company incorporated under the laws of Brazil, registered under the Tax Roll number 30.521.090/0001- 27 and its registered office at Avenue Presidente Antônio Carlos, 51-7th Floor, Rio de Janeiro, RJ 20030-010, as Sponsor;

(7)	QUEIROZ GALVÃO S.A., a company incorporated under the laws of Brazil, registered under the Tax Roll number 02.538.798/0001- 55 and its registered office at Av. Rio Branco, 156, room 3001- part, Rio de Janeiro, RJ, as Parent Sponsor;

(8)	ING BANK N.V., a banking institution incorporated under the laws of The Netherlands acting for the purposes of this Deed through its office at Bijlmerplein 888, P.O. Box 1800, 1000 BV Amsterdam, The Netherlands, as Account Bank;

(9)	ING CAPITAL MARKETS LLC, a limited liability company incorporated under the laws of the State of Delaware of 1325 Avenue of the Americas, New York, N.Y. 10019, USA as Hedging Provider.

WHEREAS:

(A)	Pursuant to a project loan agreement dated 13 February 2008 entered into between (i) Olinda Star Ltd as Borrower, (ii) the banks and financial institutions referred to therein as Lenders, (iii) ING Bank N.V. as arranger, (iv) ING Bank N.V. as facility agent, and (v) ING Bank N.V. as Security Trustee (as amended and/or supplemented from time to time, the Project Loan Agreement), the Lenders have agreed to make available to the Borrower a loan facility of up to $310,000,000 for the purpose of financing part of the Total Cost and to meet certain interest and commitment fee expenses, and the Sponsor and Constellation have agreed pursuant to certain of the Security Documents to grant jointly and severally various guarantees and indemnities in favour of the Security Trustee.

(B)	Pursuant to a consent request letter dated 14 April 2010, Constellation and the Borrower have proposed changes in the ownership of Constellation, which will lead to a more general restructuring of the Group (the Restructuring). As part of the Restructuring, (i) the Sponsor has transferred the exploration and production part of its business to a Subsidiary of it, (ii) the Sponsor intends to transfer ownership of that Subsidiary to the Parent Sponsor through a capital decrease, (iii) the Sponsor intends to retain the services element of its business, (iv) the Parent Sponsor intends to transfer its shares in the Sponsor to a Subsidiary of Constellation, and (v) a minority stake in Constellation has been sold to a third party investor.

(C)	The parties wish to enter into this Deed to amend the Facility Documents in order to reflect the Restructuring.

IT IS HEREBY AGREED as follows:

1	Definitions and interpretation

1.1	Words and expressions defined in clause 1.2 to the Project Loan Agreement and not otherwise defined in this Deed shall bear the same respective meanings when used in this Deed, and:

E&P Subsidiary has the meaning given to it in clause 4.2;

Effective Time means the time at which the Facility Agent issues the Effective Time Notice;

Effective Time Notice means the notice in the form set out in Schedule 2;

Mortgage Amendment No. 2 means the amendment to the Mortgage dated on or about the date hereof between the Borrower and the Security Trustee;

Parties has the meaning given to it in clause 6.8;

Partner has the meaning given to it in the Project Loan Agreement (as amended by this Deed);

Placement has the meaning given to it in clause 3.2;

Placement Price has the meaning given to it in clause 3.2; and

QG Services has the meaning given to it in the Project Loan Agreement (as amended by this Deed).

1.2	The rules of construction set out in clause 1.4 and 1.5 of the Project Loan Agreement shall apply (mutatis mutandis) in this Deed as if each reference therein to “this Agreement” were a reference to this Deed.

2	Facility Agent

The Facility Agent is a party to, and is entering into, this Deed on behalf of itself and as agent of the Lenders pursuant to clause 16.4 of the Project Loan Agreement.

3	Effective Time Notice, Placement, fees and conditions subsequent

3.1	The Facility Agent shall issue the Effective Time Notice promptly after it or its duly authorised representative has received the documents and evidence specified Schedule 1 in form and substance satisfactory to the Facility Agent (acting on the instructions of the Majority Lenders), unless any Default has occurred and is continuing.

3.2	Constellation hereby confirms that nineteen point five three eight eight per cent (19.5388%) of the issued shares of Constellation have been issued to a group of international investors led and managed by Capital International Private Equity Fund V L.P. for a cash purchase price of not less than four hundred and thirty million Dollars ($430,000,000) (the Placement Price) and that Constellation has received the Placement Price in full (the Placement).

3.3	Constellation shall, prior to and as a condition to the occurrence of the Effective Time, pay to the Facility Agent for the account of each Lender, in Dollars, without any set-off, deduction or withholding whatsoever and to such account as the Facility Agent shall notify Constellation, an amendment fee in the amount of zero point two five per cent. (0.25%) of the Contribution which remains outstanding (as defined in the Project Loan Agreement) of each Lender.

3.4	The Borrower will provide, within sixty (60) days of the date of this Deed, evidence satisfactory to the Facility Agent that this Deed and the Mortgage Amendment No. 2 have been (i) translated into Portuguese by a sworn public translation, and (ii) registered with the competent Registry of Deeds and Documents.

3.5	The Borrower will provide, within thirty (30) days of the Effective Time, (i) evidence satisfactory to the Facility Agent that the Mortgage Amendment No. 2 has been registered with the Flag State, (ii) a legal opinion from Seward and Kissel LLP, in form and substance satisfactory to the Lenders, in relation to inter alia, the Mortgage Amendment No. 2, and (iii) a certified copy of the Borrower’s Register of Charges, stamped as filed at the Registry of Corporate Affairs in the British Virgin Islands, containing details of the Mortgage Amendment No. 2.

4	Consents

4.1	For the purposes of clause 14.2.19(c) of the Deed of Proceeds and Priorities and clause 8.2.16(c) of the Deed of Undertaking, the Lenders have consented to the Placement.

4.2	For the purposes of clause 8.3.4 of the Deed of Undertaking, the Lenders have consented to the transfer of the exploration and production assets of the Sponsor to a Subsidiary of the Sponsor (the E&P Subsidiary).

4.3	For the purposes of clause 14.2.19(c) of the Deed of Proceeds and Priorities and clause 8.2.16(c) of the Deed of Undertaking, the Lenders, with effect from the Effective Time, consent to the transfer of one hundred per cent. (100%) of the shares in the Sponsor held by the Parent Sponsor to QG Services.

4.4	For the purposes of clause 8.3.4 of the Deed of Undertaking, the Lenders, with effect from the Effective Time, consent to:

4.4.1	the transfer of the E&P Subsidiary to the Parent Sponsor through a capital decrease in the Sponsor’s share capital; and

4.4.2	the transfer of one hundred per cent. (100%) of the shares in the Sponsor held by the Parent Sponsor to QG Services.

5	Amendments from the date of this Deed

5.1	Project Loan Agreement

The Project Loan Agreement shall be and it is hereby amended and varied as follows:

5.1.1	In clause 1.2, the definition of “Group Structure Chart” is deleted and replaced by:

“Group Structure Chart” means the Parent Sponsor and Group structure chart:

(a)	at any time prior to the Placement Date, as set out in Schedule 9, Part A of this Agreement; or

(b)	at any time after the Placement Date, as set out in Schedule 9, Part B of this Agreement;”

5.1.2	In clause 1.2, the following definition shall be inserted in alphabetical order:

“Partner” means collectively, CIPEF Constellation Coinvestment Fund, L.P., a limited partnership organized under the laws of Delaware, and CIPEF V Constellation Holding, L.P., a limited partnership organized under the laws of Delaware, together with their successors and assigns;”

5.1.3	In clause 1.2, the following definition shall be inserted in alphabetical order:

“Placement Date” means the date upon which the Partner becomes the legal and beneficial owner of nineteen point five three eight eight per cent (19.5388%) of the issued shares of Constellation and the Partner’s name is entered into the register of members of Constellation;”

5.1.4	Clause 9.20.2 is deleted and replaced by:

“(a) at any time prior to the Placement Date, all the members of the Group are or will on the Closing Date be legally and beneficially owned by the members of the Group or, as the case may be, the Group Owners, in the percentages specified in the Group Structure Chart as owner of those shares and assets free from any claims, third party rights or competing interests; or

(b) at any time on or after the Placement Date, all the members of the Group are legally and beneficially owned by the members of the Group, the Partner or, as the case may be, the Group Owners, in each case in the percentages specified in the Group Structure Chart as owner of those shares and assets free from any claims, third party rights or competing interests.”

5.1.5	In the first paragraph of clause 9.23, the word “applicable” is inserted before “Group Structure Chart”.

5.1.6	The words “, the Partner” are inserted after “Group” in the first paragraph of clause 15.9.1 and the third line of clause 15.9.2.

5.1.7	Schedule 9 is deleted in its entirety and replaced by the contents of Parts A and B of Schedule 5 of this Deed.

5.2	Deed of Proceeds and Priorities

The Deed of Proceeds and Priorities shall be and it is hereby amended and varied as follows:

5.2.1	Clause 13.20.2 is deleted and replaced by:

“(a) at any time prior to the Placement Date, all the members of the Group are or will on the Closing Date be legally and beneficially owned by the members of the Group or, as the case may be, the Group Owners, in the percentages specified in the Group Structure Chart as owner of those shares and assets free from any claims, third party rights or competing interests; or

(b) at any time on or after the Placement Date, all the members of the Group are legally and beneficially owned by the members of the Group, the Partner or, as the case may be, the Group Owners, in each case in the percentages specified in the Group Structure Chart as owner of those shares and assets free from any claims, third party rights or competing interests.”

5.2.2	In the first paragraph of clause 13.23, the word “applicable” is inserted before “Group Structure Chart”.

5.2.3	Clause 13.31.3 is deleted and replaced by:

“(a) at any time prior to the Placement Date, the Group Owners directly or indirectly own one hundred per cent. (100%) of the issued share capital of each of the Parent Sponsor, Sponsor, Constellation and each of the BVI Companies and one hundred per cent. (100%) of the issued shares of the Borrower; or

(b) at any time on or after the Placement Date, the Group Owners directly or indirectly own one hundred per cent. (100%) of the issued share capital of each of the Parent Sponsor, Sponsor and each of the BVI Companies and the BVI Companies and the Partner together directly or indirectly own one hundred per cent. (100%) of the issued shares in Constellation and one hundred per cent. (100%) of the issued shares of the Borrower.”

6	Amendments from the Effective Time

6.1	Project Loan Agreement

From the Effective Time, the Project Loan Agreement shall be further amended and varied as follows:

6.1.1	In clause 1.2, the definition of “Debt Service Undertaking” shall be amended by deleting “the Sponsor and” and inserting the words “and at time prior to 31 August 2012, the Parent Sponsor”;

6.1.2	In clause 1.2, the definition of “Group Structure Chart” is deleted and replaced by:

“Group Structure Chart” means the Parent Sponsor and Group structure chart:

(a)	at any time prior to the Placement Date and the Sponsor Transfer Date, as set out in Schedule 9, Part A of this Agreement;

(b)	at any time after the Placement Date but prior to the Sponsor Transfer Date, as set out in Schedule 9, Part B of this Agreement; or

(c)	at any time after the Placement Date and after the Sponsor Transfer Date, as set out in Schedule 9, Part C of this Agreement;”

6.1.3	In clause 1.2, the following definition shall be inserted in alphabetical order:

“QG Services” means Queiroz Galvão Serviços de Petróleo S.A., a company organized under the laws of Brazil with company number 33.3.0029353-1, being a wholly-owned subsidiary of Constellation”;

6.1.4	In clause 1.2, the following definition shall be inserted in alphabetical order:

“Sponsor Transfer Date” means the date upon which QG Services becomes the legal and beneficial owner of ninety nine point nine nine per cent. (99.99%) of the issued share capital of the Sponsor, as confirmed by a legal opinion in a form and substance satisfactory to the Facility Agent (acting on the instructions of all the Lenders);”

6.1.5	Clause 16.13.2(n) is deleted and replaced by:

“(n) release any Security Party from any of its obligations under the Deed of Undertaking or amend clause 10 of the Deed of Undertaking unless such release or amendment is specifically provided for therein or all of the Secured Obligations have been paid, repaid, performed, satisfied and discharged in full or such release or amendment is required in accordance with clause 16.22 of this Agreement.”

6.1.6	Schedule 9 is deleted in its entirety and replaced by the contents of Parts A, B and C of Schedule 5 of this Deed.

6.2	Deed of Proceeds and Priorities

From the Effective Time, clause 13.31.3 of the Deed of Proceeds and Priorities shall be deleted and replaced by:

“the Group Owners directly or indirectly own one hundred per cent. (100%) of the issued share capital of each of the Parent Sponsor, each of the BVI Companies and at any time prior to the Sponsor Transfer Date, the Sponsor, Constellation owns one hundred per cent. (100%) of the partnership interest in the Head Charterer, at any time on or after the Sponsor Transfer Date, Constellation and the Group Owners own one hundred per cent. (100%) of issued share capital of the Sponsor and the BVI Companies and the Partner together directly own one hundred per cent. (100%) of the issued shares in Constellation.”

6.3	Deed of Undertaking

From the Effective Time, the Deed of Undertaking shall be amended and varied as follows:

6.3.1	Clause 8.2.5 is deleted and replaced by:

“(a)	provide the Facility Agent with such financial and other information concerning that Undertaking Party and its affairs and the Charterer as the Facility Agent or any Lender (acting through the Facility Agent) may from time to time reasonably request in the context of the transactions contemplated by this Deed and the Transaction Documents to the extent that (i) the same is available to that Undertaking Party using all reasonable efforts to obtain such information and (ii) the provision of such information will not breach any applicable law, stock exchange rules or obligations of confidentiality binding on any of such parties under the terms of the Project Documents to which they are respectively a party; and

(b)	within fifteen (15) Banking Days thereof, inform the Facility Agent upon the occurrence of the Sponsor Transfer Date;”

6.3.2	A new clause 8.5 is inserted as follows:

“8.5 Constellation shall procure that QG Services will remain a holding company only and the entire issued share capital of QG Services will remain one Hundred per cent. (100%) owned by Constellation.”

6.3.3	In clause 9.3.4, the words “the Sponsor (but not, for the avoidance of doubt, Constellation)” are deleted and replaced by “each of Constellation and, in respect of any Application Date falling prior to 31 August 2012, the Parent Sponsor (on a joint and several basis)” and the words “the Sponsor” in the final line are deleted and replaced by “Constellation” and the words “The maximum liability of the Parent Sponsor under clause 9.3.4 shall be limited to twenty million Dollars ($20,000,000).” shall be added to the end of the final paragraph of clause 9.3.4.

6.3.4	In clause 9.4.1, the words “the Sponsor” in the first line are deleted and replaced by “each of Constellation and/or, as the case may be, the Parent Sponsor”.

6.3.5	In clause 9.5, the words “the Sponsor” are deleted wherever they appear and replaced by “Constellation”.

6.3.6	Clause 10 is deleted in its entirety and replaced by the contents of Schedule 3 of this Deed, provided that for the purpose of testing compliance with the financial covenants as at 31 December 2009, clause 10 of the Deed of Undertaking shall be read and construed as if the Effective Time had not occurred.

6.3.7	Schedule 1 shall be deleted in its entirety and replaced by the contents of Schedule 4 of this Deed, provided that for the purpose of evidencing compliance with the financial covenants as at 31 December 2009, Schedule 1 of the Deed of Undertaking shall be read and construed as if the Effective Time had not occurred.

6.4	Accession by Parent Sponsor to Deed of Undertaking

6.4.1	From the Effective Time, the Parent Sponsor undertakes to perform, observe and agrees to be bound by the terms of clauses 4, 6, 9.3, 9.4, 9.5, 12, 14 and 17 of the Deed of Undertaking and assumes all rights, interests and obligations (present and future, actual and contingent) which an Undertaking Party and/or the Parent Sponsor has under or by virtue of clauses 4, 6, 9.3, 9.4, 9.5, 12, 14 and 17 of the Deed of Undertaking.

6.4.2	Each of the parties hereto agrees that on 31 August 2012, the obligations and liabilities of the Parent Sponsor under the Deed of Undertaking shall terminate, and the Security Trustee shall, if so requested and at the cost of the Parent Sponsor, execute a release and discharge of such obligations and liabilities of the Parent Sponsor with effect from 31 August 2012, in form and content acceptable to the Parent Sponsor and the Security Trustee, provided that (a) nothing in this clause 6.4.2 shall operate to release or discharge the Parent Sponsor in respect of any obligations, undertakings, duties or liabilities to the Security Trustee and the Beneficiaries under the Deed of Undertaking which became due prior to, and which remain outstanding on, 31 August 2012, and (b) the release of the Parent Sponsor from its obligations under the Deed of Undertaking shall be without prejudice to the obligations of the Undertaking Parties (other than the Parent Sponsor), the Borrower or the Head Charterer under any of the other Security Documents which remain unsatisfied at that time.

6.5	Pre-Completion Guarantee

From the Effective Time:

6.5.1	Each of the Security Trustee and the Facility Agent release the Sponsor from its obligations and liabilities under and pursuant to the Pre- Completion Guarantee.

6.5.2	Constellation consents to the release of the Sponsor from its obligations and liabilities under and pursuant to the Pre- Completion Guarantee and agrees to remain fully bound by the terms of the Pre- Completion Guarantee.

6.6	Facility Document

It is acknowledged and agreed by each of the parties to this Deed that from the date of this Deed, this Deed shall constitute a Facility Document as defined in the Project Loan Agreement.

6.7	No other amendments

Subject to the terms of this Deed, the Facility Documents will remain in full force and effect and, from the date of this Deed, each of the Facility Documents and this Deed will be read and construed as one document.

6.8	Further Assurance

Each of the Borrower, the Head Charterer, the Sponsor, the Parent Sponsor and Constellation (the Parties) undertake:

6.8.1	that this Deed and each of the Facility Documents shall both at the date of execution and delivery thereof and so long as any moneys are owing under any Facility Document be valid and binding obligations of the respective Parties who are parties thereto and the rights of the Beneficiaries shall be enforceable in accordance with their respective terms; and

6.8.2	that it will, at Constellation’s expense, execute, sign, perfect and do, and will procure the execution, signing, perfecting and doing by each of the other Parties of any and every such further assurance, document, act or thing as in the reasonable opinion of the Security Trustee acting on the instructions of the Majority Lenders, may be necessary or desirable for perfecting the security or implementing the amendments each as contemplated by, or constituted by, this Deed and/or the Facility Documents.

7	Miscellaneous

7.1	Counterparts

This Deed may be entered into in the form of two or more counterparts, each executed by one or more of the parties hereto, and, provided all the parties hereto shall so execute this Deed, each of the executed counterparts, when duly exchanged or delivered, shall be deemed to be an original but, taken together, shall constitute one instrument.

7.2	English language

All certificates, instruments and other documents to be delivered under or supplied in connection with this Deed shall be in the English language or shall be accompanied by a certified English translation upon which the recipient shall be entitled to rely.

7.3	Severability of provisions

Each of the provisions of this Deed is severable and distinct from the others and if at any time one or more of those provisions is or becomes invalid, illegal or unenforceable under the laws of any jurisdiction neither the validity, legality and enforceability of the remaining provisions of this Deed nor the validity, legality and enforceability of those provisions in any other jurisdiction shall in any way be affected or impaired thereby.

8	Law and jurisdiction

8.1	Law

This Deed and all non- contractual obligations in connection with it are governed by, and shall be construed in accordance with, the laws of England and Wales.

8.2	Submission to jurisdiction

Each of the Parties agree for the benefit of the Beneficiaries that:

8.2.1	if it has any claim against any other party arising out of or in connection with this Deed such claim shall (subject to clause 8.2.3) be referred to the High Court of Justice in England, to the jurisdiction of which it irrevocably submits;

8.2.2	the jurisdiction of the High Court of Justice in England over any such claim against the Beneficiaries or any of them shall be an exclusive jurisdiction and no courts outside England shall have jurisdiction to hear or determine any such claim; and

8.2.3	nothing in this clause 8.2 shall limit the right of the Beneficiaries to refer any such claim against the Parties to any other court of competent jurisdiction outside England, to the jurisdiction of which the Parties hereby irrevocably agree to submit, nor shall the taking of proceedings by the Beneficiaries before the courts in one or more jurisdictions preclude the taking of proceedings in any other jurisdiction whether concurrently or not.

8.3	Agent for service of process

8.3.1	Each of the Parties irrevocably designates, appoints and empowers Messrs Berwin Leighton Paisner at its principal place of business in England from time to time (at present Adelaide House, London Bridge, London EC4R 9HA), Attention: N J Davies to receive for it and on its behalf service of process issued out of the High Court of Justice in England in relation to any claim arising out of or in connection with this Deed.

8.3.2	Each of the Parties agree that it will at all times continuously maintain an agent to receive service of process in England on its behalf and on behalf of its property with respect to this Deed and if, for any reason, such agent named above or its successor shall no longer serve as agent of it to receive service of process in England, it shall promptly appoint a successor in England and advise the Facility Agent and Security Trustee thereof.

IN WITNESS whereof this Deed has been duly executed as a deed and delivered the day and year first above written.

Schedule 1

Conditions Precedent

1	Constitutive Documents and corporate authorities

In respect of each of the Borrower, the Head Charterer, the Sponsor, the Parent Sponsor and Constellation:

(a)	a copy certified by a duly authorised officer of the relevant person to be a true, complete and up- to-date copy, of the Constitutive Documents (in the case of the Sponsor and the Parent Sponsor, with evidence of registration of the same with the Board of Trade and publication in accordance with Articles 135 and 142 of the Corporations Law of Brazil) of that person together with a certified extract from the commercial register or, as the case may be, a certificate of good standing in respect of that person;

(b)	a copy, certified by a duly authorised officer of the relevant person to be a true copy, and as being in full force and effect and not amended or rescinded, of resolutions of the board of directors or governors or managing partner (or of a committee of the board of directors or governors or managing partner) and/or the resolutions of the shareholders, if required of that person (in the case of the Sponsor and the Parent Sponsor, with evidence of registration of the same with the Board of Trade and publication in accordance with Articles 135 and 142 of the Corporations Law of Brazil):

(i)	approving the entering into by the relevant person of the transaction as constituted by the rights and obligations of the relevant person under this Deed;

(ii)	authorising the execution by that person of such of this Deed; and

(iii)	authorising an individual or individuals to sign and deliver on behalf of that person such of this Deed;

(c)	a copy certified by a duly authorised officer of that person to be a true copy, and as being in full force and effect and not revoked or withdrawn, of any power of attorney issued by that person pursuant to the said resolutions;

(d)	a certificate of incumbency; and

(e)	in the case of the Sponsor and the Parent Sponsor, a valid certificate issued by the court distributor with jurisdiction over the place of business of the Sponsor and the Parent Sponsor attesting the inexistence of bankruptcy and/or judicial recuperation claims filed by or against them.

2	Authorisations and approvals

(a)	Evidence satisfactory to the Facility Agent (in the form of a confirmatory certificate from each of the parties referred to in paragraph 1 above) that all Authorisations necessary for any matter or thing contemplated by this Deed and for the legality, validity, enforceability, priority, admissibility in evidence and effectiveness thereof, at the time the same are required, have been obtained or effected on an unconditional basis and remain in full force and effect (or, in the case of any necessary arrangements effecting any future Authorisations, registrations and filings, that arrangements which are satisfactory to the Facility Agent have been made for the effecting of the same within any applicable time limit);

(b)	Evidence satisfactory to the Facility Agent (in the form of a confirmatory certificate from each of the parties referred to in paragraph 1 above) that any Authorisations which may be required for the due execution and performance of any Party of this Deed at the time the same are required have been obtained and are in full force and effect.

3	Transaction Documents

(a)	An original counterpart of this Deed duly executed and delivered by each Party as well as all evidence that notices, acknowledgements, authorisations, invoices and certificates required thereunder have been duly executed and delivered.

(b)	A certificate from each Party confirming that each of the Project Documents and the other Transaction Documents (other than this Deed and the Security Documents) to which it is a party which have then been executed, remain unamended and in full force and effect (save for Permitted Amendments previously disclosed in writing to the Facility Agent).

(c)	Evidence satisfactory to the Facility Agent that the Sponsor has given a notice to the Charterer pursuant to clause 11.1.5 of the Services Agreement.

4	Legal opinions

Legal opinions in form and content satisfactory to the Lenders from:

(a)	Norton Rose LLP, Netherlands counsel to the Lenders in relation to, inter alia, the Head Charterer;

(b)	Maples and Calder, British Virgin Islands counsel to the Lenders, in relation to, inter alia, Constellation and the Placement;

(c)	Basch and Rameh, Brazilian counsel to the Lenders, in relation to, inter alia, the Sponsor; and

(d)	Norton Rose LLP, English counsel to the Lenders, in relation to, inter alia, this Deed.

5	Accounts and financial information

Evidence acceptable to the Agents that the full amount of the fee referred to in clause 3.3 has been received by the Facility Agent and that all other fees then due to the Arranger, the Facility Agent and/or the Security Trustee and any applicable commitment commission then due have been paid in full or, as the case may be, arrangements satisfactory to the Agents for the payment of such fees have been put in place.

6	Due diligence

All such documentation and information that is required by any of the Lenders in order to satisfy any “know your customer” requirements in relation to the Partner and QG Services (as each such term is defined in the Project Loan Agreement as amended by this Deed).

7	Process agents

Evidence of the acceptance of appointment by each service of process agent appointed or required to be appointed under this Deed.

8	Placement

(a)	Evidence satisfactory to the Facility Agent (acting on the instructions of the Lenders) that the Placement has occurred and that Constellation has received the Placement Price.

(b)	A certified copy of the register of members of Constellation showing that the Partner’s name has been entered into the register of members.

Schedule 2

Effective Time Notice

From:	ING BANK N.V. (as Facility Agent)

To:	LONDON TOWER INTERNATIONAL DRILLING C.V.
OLINDA STAR LTD.
CONSTELLATION OVERSEAS LTD.
QUEIROZ GALVÃO ÓLEO E GÁS S.A.
QUEIROZ GALVÃO S.A.

2010

Dear Sirs

Deed of Amendment No 2 dated 3 December 2010 in respect of a project loan agreement of up to US$310,000,000 (the Deed)

The Facility Agent hereby gives notice that the Effective Time, for the purposes of the Deed, occurred at                      a.m./p.m. on                      2010.

Capitalised terms used in this notice shall have the same meanings as are ascribed to them in the Deed (including terms defined or incorporated therein by reference to another document or agreement).

Yours faithfully

for and on behalf of ING Bank N.V. (as Facility Agent)

Schedule 3

Financial Covenants

10	Financial Covenants

10.1	Definitions

In this clause 10:

“Consolidated Cash and Cash Equivalents and Marketable Securities” means, at any time (subject always to the proviso to this definition):

(a)	cash in hand or on deposit with any acceptable bank;

(b)	certificates of deposit, maturing within one year after the relevant date of calculation or payable on demand, issued by an acceptable bank;

(c)	any investment in marketable obligations issued or guaranteed by (i) the government of the United States of America or the U.K. or Brazil, (ii) an instrumentality or agency of the government of the United States of America or the U.K. or Brazil having an equivalent credit rating, (iii) the government of any other country having a credit rating equivalent to the government of the United States of America or the UK or Brazil, or (iv) an instrumentality of that government or agency of that government having an equivalent credit rating;

(d)	open market commercial paper:

(i)	for which a recognised trading market exists;

(ii)	issued in the United States of America, the U.K., Switzerland, Brazil or any country which has adopted the euro as its currency; and

(iii)	which (A) has a credit rating of either A-1 by Standard & Poor’s or Fitch IBCA or P-1 by Moody’s, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term debt obligations, an equivalent rating, or (B) is issued in the international capital markets by any corporation organised under the laws of Brazil and rated, by reputable international rating agencies, equal to or higher than the foreign currency rating given to the Republic of Brazil, or (C) is issued by any Brazilian bank rated, by reputable international rating agencies, equal to or higher than the local currency rating given to the Republic of Brazil;

(e)	overnight investments in any investment portfolio rated, by reputable international rating agencies, equal to or higher than investment grade;

(f)	any other items listed as short term marketable securities in the balance sheet of Constellation; and

(g)	any other instruments, securities or investment approved by the Majority Lenders,

in each case, to which Constellation or any of its Subsidiaries is beneficially entitled at that time.

Provided however that:

(i)	an acceptable bank for this purpose is:

(A)	a non-Brazilian commercial bank or trust company which has a rating of A or higher by Standard & Poor’s or Fitch IBCA or A2 or higher by Moody’s or a comparable rating from a nationally recognised credit rating agency for its long-term debt obligations or has been approved by the Majority Lenders; or

(B)	a Brazilian commercial bank or trust company which for foreign currency is rated, by reputable international rating agencies, equal to or higher than BB or which for domestic currency is rated, by reputable international rating agencies, equal to or higher than BBB; and

(ii)	if any of the items referred to in the foregoing provisions of this definition is not at any relevant time treated as cash or cash equivalents or short term marketable securities by Brazilian accounting principles then in force, that item shall for all purposes be excluded from the ambit of this definition;

“Consolidated EBITDA” means the consolidated net pre-taxation profits of Constellation for a Financial Covenant Measurement Period in accordance with the applicable Accounting Principles, adjusted by:

(a)	adding back Consolidated Net Interest Payable and interest and financing charges in respect of Project Finance;

(b)	excluding any exceptional or extraordinary item;

(c)	excluding any amount attributable to minority interests;

(d)	adding back depreciation and amortisation;

(e)	excluding any revaluation of an asset or any loss or gain over book value arising on the disposal of an asset by Constellation or any of its Subsidiaries during that Financial Covenant Measurement Period; and

(f)	excluding any amounts applied in payment of principal or interest attributable to any Project Finance during that Financial Covenant Measurement Period;

“Consolidated Interest Payable” means the aggregate amount (calculated on a consolidated basis) of all interest and other financing charges (whether, in each case, paid, payable or (other than interest on a facility which is capitalised during the applicable construction or conversion or development period of an asset being financed by that facility) capitalised) incurred by Constellation and any of its Subsidiaries during a Financial Covenant Measurement Period (a) including (without limitation) any net amounts payable (after giving effect to all netting-off provisions) under interest hedging contracts, and (b) excluding all interest and other financing charges in respect of Project Finance;

“Consolidated Interest Receivable” means the aggregate amount (calculated on a consolidated basis) of all interest and other financing charges received or receivable by Constellation and any of its Subsidiaries during a Financial Covenant Measurement Period but excluding any amounts receivable under interest hedging contracts;

“Consolidated Net Interest Payable” means Consolidated Interest Payable less Consolidated Interest Receivable during the relevant Financial Covenant Measurement Period;

“Consolidated Net Total Borrowings” means, at any time, Consolidated Total Borrowings minus Consolidated Cash and Cash Equivalents and Marketable Securities, in each case at that time;

“Consolidated Tangible Net Worth” means at any time the aggregate of:

(a)	the amounts paid up or credited as paid up on the issued share capital of Constellation and any of its Subsidiaries; and

(b)	the amount standing to the credit of the consolidated capital and revenue reserves of Constellation and any of its Subsidiaries,

based on the latest annual audited or interim half-year unaudited consolidated balance sheet of Constellation dated as at the applicable Financial Covenant Measurement Date (the “latest balance sheet”) but adjusted by, without double-counting:

(i)	adding any amount standing to the credit of the profit and loss account of Constellation for the period ending on the date of the latest balance sheet to the extent not included in sub-paragraph (b) above;

(ii)	deducting any dividend or other distribution declared, recommended or made by Constellation;

(iii)	to the extent not already deducted, deducting any amount standing to the debit of the profit and loss account of Constellation for the period ending on the date of the latest balance sheet;

(iv)	deducting any amount attributable to goodwill or any other intangible asset;

(v)	deducting any amount attributable to an upward revaluation of assets after 31st December 2006 or, in the case of assets of a company which became a Subsidiary of Constellation after that date, the date on which that company became a Subsidiary of Constellation;

(vi)	reflecting any variation in the amount of the issued share capital of Constellation and the consolidated capital and revenue reserves of Constellation after the date of the latest balance sheet;

(vii)	reflecting any variation in the interest of Constellation in any of its Subsidiaries since the date of the latest balance sheet;

(viii)	excluding any amount attributable to deferred taxation; and

(ix)	excluding any amount attributable to minority interests;

“Consolidated Total Borrowings” means, in respect of Constellation, at any time, without double counting and determined on a consolidated basis with respect to Constellation and all of its Subsidiaries, the aggregate of the following:

(a)	borrowed money;

(b)	the outstanding principal amount of any bonds, notes, debentures, loan stock, commercial paper, acceptance credits, bills or promissory notes or other similar instruments drawn, accepted, issued or endorsed by Constellation or any of its Subsidiaries;

(c)	any credit provided to Constellation or any of its Subsidiaries by a supplier of goods and/or services under any instalment purchase or other similar arrangement with respect to goods and/or services but excluding trade accounts that are payable in the ordinary course of business in accordance with agreed deferred payment terms;

(d)	non-contingent obligations of Constellation or any of its Subsidiaries to reimburse any other person with respect to amounts paid under a letter of credit or other similar instrument but excluding any letter of credit issued with respect to trade accounts that are payable in the ordinary course of business in accordance with agreed deferred payment terms;

(e)	obligations (calculated, as of any time, on a mark to market basis at that time) of Constellation or any of its Subsidiaries pursuant to Derivative Contracts;

(f)	any premium payable on a redemption or replacement of any Derivative Contract by Constellation or any of its Subsidiaries;

(g)	amounts raised under any other transaction of Constellation or any of its Subsidiaries having the financial effect of a borrowing and which would be classified as a borrowing (and not as an off-balance sheet financing) under applicable Accounting Principles including (without limitation) under leases or similar arrangements entered into primarily as a means of financing the acquisition of the asset leased; and

(h)	the outstanding principal amount of any indebtedness of any person of a type referred to in paragraphs (a) - (g) above which is the subject of a guarantee, indemnity or similar assurance of financial obligations given by the Constellation or any of its Subsidiaries;

“Construction” means, the construction, supply, design, conversion, upgrade or installation of any Offshore Equipment owned by any Subsidiary of Constellation as at the date of this Deed or acquired thereafter;

“Exchange Rate” means, as the context requires:

(a)	in relation to any amount which is to be converted into, or out of, Dollars on any date, the transaction rate for Dollars offered in the commercial rate exchange market (mercado de cambio de taxas livres) on such date, as such rates are published by SISBACEN; or

(b)	in relation to any amount which is to be converted into, or out of, Brazilian Real on any date, the transaction rate for Brazilian Real offered in the commercial rate exchange market (mercado de cambio de taxas livres) on such date, as such rates are published by SISBACEN;

“Financial Covenant Measurement Date” means 30 June and 31 December in each year until this Deed is released in accordance with clause 16.22 of the Project Loan Agreement;

“Financial Covenant Measurement Period” in relation to any Financial Covenant Measurement Date falling on 30 June, means the twelve month period commencing on 1 July in the preceding year up to and including that Financial Covenant Measurement Date and, in relation to any Financial Covenant Measurement Date falling on 31 December, means the twelve month period commencing on 1 January in that year up to and including that Financial Covenant Measurement Date;

“Interest Cover Ratio” means the ratio of Consolidated EBITDA to Consolidated Net Interest Payable;

“Leverage Ratio” means the ratio of (a) Consolidated Net Total Borrowings minus Project Finance to (b) Consolidated EBITDA;

“Offshore Equipment” means any FPSO, FSO, tension leg platform (TLP), drilling unit or any other item of offshore equipment;

“Original Financial Statements” means the annual published audited financial statements (including balance sheet and profit and loss accounts) of the Sponsor and Constellation for the year ending on 31 December 2006, and the audited consolidated financial statements of Constellation and its Subsidiaries based thereon provided to the Agents pursuant to part 1 of schedule 3 to the Project Loan Agreement and for the purposes only of testing the covenants in clauses 10.3 to 10.6 shall include the unaudited financial statements (including balance sheet and profit and loss accounts) of the Sponsor and Constellation for the half year ended on 31 December 2006 and the unaudited consolidated financial statements of Constellation and its Subsidiaries based thereon;

“Project Finance” means, at any time, any Borrowed Money for which any Subsidiary of Constellation is liable which has been applied in or towards the cost of acquisition and/or Construction of any Offshore Equipment or the refinancing of any Borrowed Money in respect thereof, provided that at that time there is no guarantee given by Constellation for such Borrowed Money in relation thereto (whether given on a pre-completion or post-completion basis).

10.2	Interpretation

10.2.1	Except as provided to the contrary in this Deed, an accounting term used in this clause 10 is to be construed in accordance with the Accounting Principles applied in connection with the Original Financial Statements.

10.2.2	Any amount in a currency other than Dollars, is to be taken into account at its Dollar equivalent calculated on the basis of the Exchange Rate.

10.2.3	No item must be credited or deducted more than once in any calculation under this clause 10.

10.3	Consolidated Tangible Net Worth

Each of the Sponsor and Constellation undertakes with the Security Trustee that, from the date of this Deed and so long as any moneys are owing under the Project Loan Agreement or any of the Facility Documents or any Commitment is in force, it will ensure that the Consolidated Tangible Net Worth is not at any time less than two hundred and fifty million Dollars (US$250,000,000).

10.4	Leverage Ratio

Each of the Sponsor and Constellation undertakes with the Security Trustee that, from the date of this Deed and so long as any moneys are owing under the Project Loan Agreement or any of the Facility Documents or any Commitment is in force, it will ensure that, subject to the proviso to this clause 10.4, the Leverage Ratio does not exceed:

10.4.1	at the end of each Financial Covenant Measurement Period ending between 1 January, 2007, and 31 December, 2008, inclusive, 3.5:1; and

10.4.2	at the end of each Financial Covenant Measurement Period ending between 1 January, 2009, and 31 December, 2009, inclusive, 10.6:1; and

10.4.3	at the end of each Financial Covenant Measurement Period ending between 1 January 2010 and 30 June 2010, inclusive, 7.75:1; and

10.4.4	at the end of each Financial Covenant Measurement Period ending between 1 July 2010 and 31 December 2010, inclusive, 6.75:1; and

10.4.5	at the end of each Financial Covenant Measurement Period ending between 1 January 2011 and 30 June 2011, inclusive, 10.00:1; and

10.4.6	at the end of each Financial Covenant Measurement Period ending after 1 July 2011, 4.00:1.

10.5	Interest Cover Ratio

Each of the Sponsor and Constellation undertakes with the Security Trustee that, from the date of this Deed and for so long as any moneys are owing under the Project Loan Agreement or any of the Facility Documents or any Commitment is in force, it will ensure that, subject to the proviso to this clause 10.5, the Interest Cover Ratio is greater than:

10.5.1	at the end of each Financial Covenant Measurement Period ending between 1 January, 2007, and 31 December, 2008, inclusive, 3.00:1;

10.5.2	at the end of each Financial Covenant Measurement Period ending between 1 January, 2009 and 31 December, 2009, inclusive, 2.75:1; and

10.5.3	at the end of each Financial Covenant Measurement Period ending after 1 January, 2010, 3.00:1.

10.6	Consolidated Cash and Cash Equivalents and Marketable Securities

Each of the Sponsor and Constellation undertakes with the Security Trustee that, from the date of this Deed and for so long as any moneys are owing under the Project Loan Agreement or any of the Facility Documents or any Commitment is in force, it will ensure that the Consolidated Cash and Cash Equivalents and Marketable Securities is equal to or greater than:

10.6.1	at the end of each Financial Covenant Measurement Period ending between 1 January, 2007, and 31 December, 2008, inclusive, fifty million Brazilian Real (R$50,000,000);

10.6.2	at the end of each Financial Covenant Measurement Period ending between 17 January, 2009, and 31 December, 2009, inclusive, seventy million Brazilian Real (R$70,000,000);

10.6.3	at the end of each Financial Covenant Measurement Period ending between 1 January, 2010 and 30 June, 2011, inclusive, fifty million Dollars (US$50,000,000); and

10.6.4	at the end of each Financial Covenant Measurement Period ending after 30 June 2011, eighty million Brazilian Real (R$80,000,000).

10.7	Compliance Certificates

For the purposes of ascertaining compliance with the provisions of clauses 10.3 to 10.6 (inclusive) above during the period of this Deed, each of the Sponsor and Constellation further undertakes to issue and deliver to the Security Trustee a Compliance Certificate in the form or substantially in the form of schedule 1 to this Deed stating (inter alia) that, as at the date of its latest consolidated financial statements (including balance sheet and profit and loss accounts) (and audited in the case of the annual consolidated financial statements and unaudited in the case of the consolidated financial statements in respect of each half year ending on 30 June) prepared and delivered in accordance with clause 14.1 of the Deed of Proceeds and Priorities (or, as the case may be, the period ended on that date) the Sponsor and Constellation were in compliance with the Consolidated Tangible Net Worth covenant, the Leverage Ratio covenant, the Interest Cover Ratio covenant and the Consolidated Cash and Cash Equivalent covenant each set out in clauses 10.3, 10.4, 10.5 and 10.6 above (or if it was not in compliance indicating the extent of the breach and the steps intended to be taken to remedy the same) which Compliance Certificate shall be attached to such latest consolidated financial statements (including balance sheet and profit and loss accounts) (and audited in the case of the annual consolidated financial statements and unaudited in the case of the consolidated financial statements in respect of each half year ending on 30 June) prepared and delivered pursuant to clause 14.1 of the Deed of Proceeds and Priorities in respect of the financial period to which such certificate relates and shall annex all other information and data used by the Sponsor and Constellation in ascertaining compliance, or otherwise, with such Consolidated Tangible Net Worth covenant, Leverage Ratio covenant, Interest Cover Ratio covenant and Consolidated Cash and Cash Equivalent covenant set out in clauses 10.3, 10.4, 10.5 and 10.6 above in sufficient detail to enable the Security Trustee to verify the relevant calculations.

Schedule 4

Form of Compliance Certificate

To:	ING Bank N.V.
c/o Location Code AMP D.05.037
Bijlmerplein 888
P.O. Box 1800
1000 BV Amsterdam
The Netherlands
(as security trustee for and on behalf of itself and the Beneficiaries)

Attention:	[—]

Dear Sirs

Project Loan Agreement relating to one semi-submersible drilling rig in an amount of up to $310,000,000

We refer to a loan agreement dated 13 February 2008 as amended and supplemented from time to time (the “Project Loan Agreement”) made between Olinda Star Ltd. as borrower (the “Borrower”), ING Bank N.V. as arranger, ING Bank N.V. as facility agent (the “Facility Agent”), ING Bank N.V. as security trustee (the “Security Trustee”) and the banks and financial institutions listed in Schedule 1 thereto and any transferee of any such bank and financial institutions and any transferee of any such transferee (the “Lenders”) whereby the Lenders have agreed to make available to the Borrower a loan facility of up to three hundred and ten million Dollars ($310,000,000), for the purpose of financing part of the Total Cost and to meet certain interest and commitment fee expenses.

We refer also to a deed of undertaking dated 13 February 2008 as amended and supplemented from time to time (the “Deed of Undertaking”) made between (among others) Queiroz Galvão Óleo e Gás S.A. and Constellation Overseas Ltd. jointly and severally as undertaking parties, the Facility Agent and the Security Trustee, pursuant to which the Sponsor and Constellation (amongst other things) give certain covenants and undertakings to the Beneficiaries or any of them.

1	Words and expressions defined in the Deed of Undertaking (including words defined by reference to the Project Loan Agreement) have, unless otherwise defined in this Compliance Certificate, the same meanings when used in this Compliance Certificate as they do in the Deed of Undertaking (or, as the case may be, the Project Loan Agreement).

2	We hereby attach [half yearly unaudited consolidated financial statements (including balance sheet and profit and loss accounts) for the period ending on 30 June [—] [specify date]] [and annual audited consolidated financial statements (including balance sheet and profit and loss accounts) for the period ending on 31 December [specify date]] together with such information and data as we have used in calculating whether we are in compliance with the financial covenants and ratios set out in clause 10 of the Deed of Undertaking. We further certify that (a) such financial statements give a true and fair view of the consolidated financial condition of the Sponsor and Constellation as at the end of the period to which those financial statements relate and of the consolidated results of the operations of the Sponsor and Constellation during that period and (b) such information and data is accurate and complete.

3	We hereby further certify that, as at [specify date] or, as the case may be, for the year ended on that date:

(a)	the required minimum Consolidated Tangible Net Worth under clause 10.3 of the Deed of Undertaking is US$250,000,000,

(i)	issued share capital of Constellation was [—];

(ii)	Constellation’s consolidated capital and revenue reserves were [—];

(iii)	amounts standing to the credit of the profit and loss account and any amounts standing to the debit of the profit and loss account (both of which to the extent not already accounted for in (ii) above) were [—];

(iv)	dividends or distributions declared or recommended (to the extent not already deducted in (ii) above) were [—];

(v)	intangible assets of Constellation were [—];

(vi)	amounts attributable to upward revaluations of assets after 31 December 200[6] or subsequent to the acquisition of any subsidiaries were [—];

(vii)	variations in the issued share capital and consolidated capital and revenue reserves after the date of the latest balance sheet were [—], and

(viii)	variations in the interest of Constellation in its Subsidiaries after the date of the latest balance sheet were [—],

and therefore the actual Consolidated Tangible Net Worth was [—];

(b)	the required minimum Interest Cover Ratio under clause 10.5 of the Deed of Undertaking is [—:1],

(i)	consolidated net pre-taxation profits were [—];

(ii)	Consolidated Interest Payable was [—];

(iii)	Consolidated Interest Receivable was [—];

(iv)	Consolidated Net Interest Payable was [—];

(v)	Interest and financing charges in respect of Project Finance were [—];

(vi)	exceptional or extraordinary items were [—];

(vii)	the amount attributable to minority interests was [—];

(viii)	depreciation and amortisation was [—];

(ix)	revaluations of assets and/or losses or gains over book value arising on disposals of assets by Constellation and/or its Subsidiaries during the Financial Covenant Measurement Period was [—];

(x)	amounts applied in payment of principal or interest attributable to any Project Finance were [—];

(xi)	Consolidated EBITDA was [—],

and therefore the actual Interest Cover Ratio was [—:1];

(c)	the required maximum Leverage Ratio under clause 10.4 of the Deed of Undertaking is [—: 1],

Consolidated Total Borrowings were [—],

Consolidated Cash and Equivalent and Marketable Securities were [—];

Project Finance was [—];

Consolidated EBITDA was [—],

and therefore the actual Leverage Ratio was [—:1]; and

(d)	the required minimum Consolidated Cash and Cash Equivalents and Marketable Securities under clause 10.6 of the Deed of Undertaking is [R$/US$][—], and actual Consolidated Cash and Cash Equivalents and Marketable Securities was [—],

in each case calculated in accordance with the terms of clause 10.2 of the Deed of Undertaking.

Yours faithfully

(Director) for and on behalf of
CONSTELLATION OVERSEAS LTD.
Date:

(Director) for and on behalf of
QUEIROZ GALVÃO ÓLEO E GÁS S.A.
Date:

Schedule 5

Group Structure Chart

Part A - original

Antônio de Queiroz Galvão
João Antônio de Queiroz Galvão
Paulo César Viana Galvão
100%
100%
100%
Timbaúba N. 491980 (BVI) 62,22%
Guararapes N. 491849 (BVI) 36,35%
Skycrest N. 493925 (BVI) 1,43%
Constellation Overseas (BVI) N. 1020641
100%
Olinda Star Ltd. (BVI) N. 1049761
OLINDA STAR RIG

Part A - original

Part B - from the Placement Date

Part C - from the Sponsor Transfer Date

António de Queiroz Galvão
João Antônio de Queiroz Galvão
Paulo César Viana Galvão
100%
100%
100%
Timbaúba N. 491980 (BVI) 50,063%
Guararapes N. 491849 (BVI) 29,249%
Skycrest N. 493925 (BVI) 1,148%
CIPEF Constellation Coinvestment Fund (DEL) 9,133%
CIPEF V Constellation Holding (DEL) 10,405%
Constellation Overseas (BVI) N. 1020641
100%
100%
Queiroz Galvão Serviços de Petróleo S.A. (Brazil) N. 33.3.0029353-1
Olinda Star Ltd. (BVI) N. 1049761
OLINDA STAR RIG
99,99999936%
Roberto de Queiroz Galvão 0,00000003%
Mauricio José de Queiroz Galvão 0,00000003%
Antônio Augusto de Queiroz Galvão 0,00000003%
Ricardo de Queiroz Galvão 0,00000003%
João Antônio de Queiroz Galvão 0,0000003%
Antônio de Queiroz Galvão 0,0000003%
Queiroz Galvão Óleo e Gás S.A. (Brazil) N. 33.3.0000697-4

Part C - from the Sponsor Transfer Date

EXECUTION PAGE - AMENDMENT DEED NO 2

Parties

EXECUTED as a DEED	)
for and on behalf of	)	/s/ Leduvy de Pina Gouvea Filho
OLINDA STAR LTD	)	Chief Executive Officer
by	)
its duly authorised attorney-in-fact	)	/s/ Guilherme R. V. Lima
in the presence of:	)	Diretor Financeiro / Chief Financial Officer

/s/ Viviane Saraiva Whehaibe
Financial Manager

EXECUTED as a DEED	)
for and on behalf of	)
LONDON TOWER INTERNATIONAL	)
DRILLING C.V.	)	/s/ Victor Fernandes
by	)
its duly authorised attorney-in-fact	)	/s/ Guilherme R. V. Lima
in the presence of:	)	Diretor Financeiro / Chief Financial Officer

/s/ Viviane Saraiva Whehaibe
Financial Manager

EXECUTED as a DEED	)
for and on behalf of	)	/s/ Leduvy de Pina Gouvea Filho
CONSTELLATION OVERSEAS LTD	)	Chief Executive Officer
by	)
its duly authorised attorney-in-fact	)	/s/ Guilherme R. V. Lima
in the presence of:	)	Diretor Financeiro / Chief Financial Officer

/s/ Viviane Saraiva Whehaibe
Financial Manager

EXECUTED as a DEED	)
for and on behalf of	)	/s/ Leduvy de Pina Gouvea Filho
QUEIROZ GALVÃO ÓLEO E GÁS S.A.	)	Chief Executive Officer
by	)
its duly authorised attorney-in-fact	)	/s/ Guilherme R. V. Lima
in the presence of:	)	Diretor Financeiro / Chief Financial Officer

/s/ Viviane Saraiva Whehaibe
Financial Manager

EXECUTED as a DEED	)
for and on behalf of	)
QUEIROZ GALVÃO S.A.	)
by	)	/s/ Antônio Augusto de Quieroz Galvão
its duly authorised attorney-in-fact	)
in the presence of:	)

/s/ Viviane Saraiva Whehaibe
Financial Manager

Facility Agent

EXECUTED as a DEED	)
for and on behalf of	)
ING BANK N.V.	)
by	)	/s/ Kenneth D. Basch
its duly authorised attorney-in-fact	)	/s/ Nicole Rene G. E. Cunha
in the presence of: Alan B. Chammas S. da	)
Silva

Security Trustee

EXECUTED as a DEED	)
for and on behalf of	)
ING BANK N.V.	)
by	)	/s/ Kenneth D. Basch
its duly authorised attorney-in-fact	)	/s/ Nicole Rene G. E. Cunha
in the presence of: Alan B. Chammas S. da	)
Silva

Account Bank

EXECUTED as a DEED	)
for and on behalf of	)
ING BANK N.V.	)
by	)	/s/ Kenneth D. Basch
its duly authorised attorney-in-fact	)	/s/ Nicole Rene G. E. Cunha
in the presence of: Alan B. Chammas S. da	)
Silva

Hedging Provider

EXECUTED as a DEED	)
for and on behalf of	)
ING CAPITAL MARKETS LLC	)
by	)	/s/ Kenneth D. Basch
its duly authorised attorney-in-fact	)	/s/ Nicole Rene G. E. Cunha
in the presence of: Alan B. Chammas S. da	)
Silva